Exhibit 5

511 Union Street, Suite 2700 P.O. Box 198966 Nashville, TN 37219-8966	615.244.6380 615.244.6804 wallerlaw.com	main fax

April 24, 2015

Healthcare Realty Trust Incorporated

3310 West End Avenue, Suite 700

Nashville, TN 37203

Re:	Healthcare Realty Trust Incorporated

Ladies and Gentlemen:

In our capacity as special securities counsel to Healthcare Realty Trust Incorporated, a Maryland corporation (the “Company”), in connection with the issuance of $250,000,000 aggregate principal amount of the Company’s 3.875% Senior Notes due 2025 (the “Notes”), we have examined (i) the Registration Statement on Form S-3 (Registration No. 333-194037) filed by the Company under the Securities Act of 1933, as amended, (ii) the related Prospectus, dated February 19, 2014 (the “Prospectus”), as supplemented by the Prospectus Supplement, dated April 15, 2015 (the “Prospectus Supplement”), and (iii) the base Indenture, dated as of May 15, 2001, between the Company and Regions Bank (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of May 15, 2001, the Second Supplemental Indenture, dated as of March 30, 2004, the Third Supplemental Indenture, dated as of December 4, 2009, the Fourth Supplemental Indenture, dated as of December 13, 2010, the Fifth Supplemental Indenture, dated as of March 26, 2013, and the Sixth Supplemental Indenture, dated as of April 24, 2015 (collectively, the “Indenture”). In this regard, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

We assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

Based upon the foregoing, we are of the opinion that the Notes have been duly authorized by all necessary corporate action and, when executed and delivered against payment therefor in accordance with the terms of the Indenture and the Underwriting Agreement, dated April 15, 2015 (the “Underwriting Agreement”), by and among the Company and J.P. Morgan Securities LLC and Barclays Capital Inc., as representatives of the several underwriters named in the Underwriting Agreement, and in the manner and on the terms described in the Prospectus and the Prospectus Supplement, will be valid and binding obligations of the Company, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general principles of equity.

The foregoing opinion is limited to matters arising under the laws of the State of New York and the Maryland General Corporation Law as in effect on the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Company’s current report on Form 8-K and further consent to the reference to us under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Prospectus or the Prospectus Supplement under the provisions of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Waller Lansden Dortch & Davis, LLP